400 Centre Street, Newton, MA 02458-2076	tel: (617) 332-3990 fax: (617) 332-3990

Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Timothy A. Bonang
Manager of Investor Relations
(617) 796-8149
www.hrpreit.com

HRPT Properties Trust Announces Partial Redemption of 5 Million Shares of
8 3/4 % Series B Cumulative Redeemable Preferred Shares
________________________________________________________________________

Newton, MA (October 25, 2007).  HRPT Properties Trust (NYSE: HRP) today announced that it will redeem 5 million of its 12 million outstanding 8 3/4% Series B Cumulative Redeemable Preferred Shares (CUSIP No.: 40426W309 and NYSE: HRPPrB) at the stated Liquidation Preference price of $25 per share plus accrued and unpaid dividends to the date of redemption.  This redemption is expected to occur on or about November 26, 2007.  [The dividend payment due on November 15, 2007 on the Series B Preferred Shares will be made in the usual manner.]  The Series B Preferred Shares called for redemption will be redeemed, as to registered holders, on a pro rata basis, as nearly as practicable. Holders who hold Series B Preferred Shares through The Depositary Trust Company (DTC) will be redeemed in accordance with DTC’s procedures.

Questions regarding the redemption process should be addressed to HRPT’s redemption agent, Wells Fargo Bank, N.A., at 1-866-877-6331.  HRPT expects to fund this redemption with cash on hand and borrowings under its revolving credit facility.

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A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.